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                              Universal Corporation

 P.O. Box 25099 Richmond, VA 23260 o phone: (804) 359-9311 0 fax (804) 254-3594

                                                              PRESS RELEASE

                    CONTACT                                RELEASE
              Karen M. L. Whelan                         Immediately
            Phone:   (804) 359-9311
            Fax:     (804) 254-3594
            Email:   investor@universalleaf.com

          Universal Corporation Reports Increased Earnings Expectations
                    Richmond, VA, June 13, 2002 / PRNEWSWIRE

         Henry H. Harrell, Chairman and Chief Executive Officer of Universal Corporation, announced today that net income for the company's fiscal year that will end on June 30, 2002, is expected to be between $104 million and $108 million, more than 4% higher than its original forecast of approximately $100 million.

         In explaining the Company's increased earnings expectations, Mr. Harrell cited better than anticipated performance in a number of areas. He cautioned that the fiscal year has not yet ended and noted that when closing figures are available they will be subject to audit review and adjustments. Average shares used in calculating diluted earnings per share are expected to be about 26.6 million.

         The Company cautions readers that any forward-looking statements contained herein are based upon management's current knowledge and assumptions about future events, including anticipated levels of demand for and supply of the Company's products and services; costs incurred in providing these products and services; timing of shipments to customers; changes in market structure; and general economic, political, market, and weather conditions. Lumber and building products earnings are also affected by changes in exchange rates between the
U. S. dollar and the euro. Actual results, therefore, could vary from those expected. For more details on factors that could affect expectations, see the Management's Discussion section of the Company's Annual Report on Form 10-K for the year ended June 30, 2001, as filed with the Securities and Exchange Commission.

         Universal Corporation is a diversified company with operations in tobacco, lumber, and agri-products. Universal Corporation's gross revenues for the fiscal year that ended on June 30, 2001, were approximately $3.0 billion. For more information on Universal Corporation, visit its web site at www.universalcorp.com.

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